Exhibit 99.1

newsrelease
Headquarters Office
13737 Noel Road, Ste. 100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:
Media:	Steven Campanini (469) 893-6321
Investors:	Thomas Rice (469) 893-2522

Tenet Announces Commitment for New Bank Credit Facility

DALLAS — Sept. 27, 2006 — Tenet Healthcare Corporation (NYSE: THC) announced today that it has accepted a commitment from a group of banks led by Citigroup and Bank of America for a five-year, $800-million senior secured revolving credit facility.  The facility will be secured by patient accounts receivable at Tenet’s acute care and specialty hospitals.

The company said it expects the new credit facility together with its existing unrestricted cash on hand to provide it with adequate liquidity to meet all its anticipated future operating needs.  An additional $200 million also would be available under the new credit facility, depending on the amount of eligible receivables outstanding, the company said.

In December 2004, Tenet terminated its previous, unused $800 million revolving credit agreement, and replaced it with a letter of credit facility, because the company had substantial liquidity on its balance sheet and no immediate need for borrowings against the credit agreement.  Since then, the company has pledged $262.5 million in restricted cash to support its letters of credit.  Those existing letters of credit will be rolled into the new credit facility, thus removing the restrictions on the cash and making it available for all corporate purposes.

“This new commitment would give us sufficient credit to meet our future needs with a minimum number of restrictions,” said Trevor Fetter, Tenet’s president and chief executive officer.  “Establishing a new credit facility is an important step in the long-term repositioning of our capital structure.  This new, receivables-backed credit line should also give Tenet reasonable annual facility costs and less restrictive operating covenants.  It would also free up $262.5 million of cash used to support previous letters of credit, thus improving our liquidity even further.”

The new facility is expected to include standard terms and conditions for a secured, asset-backed credit facility.  The credit facility interest rate is subject to finalization with the lead banks and other lenders in the syndicate.  Final terms and closing of the new credit facility are subject to customary covenants and documentation requirements.  The company expects to complete and finalize the new credit facility by late October.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2005, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.